                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                     FORM 15
          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
              SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                    AND 15(b) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934.
                                   ----------


                         Commission File Number: 0-22066

                               FCB FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

                   420 SOUTH KOELLER STREET, OSHKOSH, WI 54902
                                 (920) 236-3680
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                          COMMON STOCK, $0.01 PAR VALUE
            (Title of each class of securities covered by this Form)

                                 NOT APPLICABLE
                 (Titles of all other classes of securities for
                which a duty to file reports under Section 13(a)
                                or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)      [X]               Rule 12h-3(b)(1)(ii)     [ ]
    Rule 12g-4(a)(1)(ii)     [ ]               Rule 12h-3(b)(2)(i)      [ ]
    Rule 12g-4(a)(2)(i)      [ ]               Rule 12h-3(b)(2)(ii)     [ ]
    Rule 12g-4(a)(2)(ii)     [ ]               Rule 15d-6               [ ]
    Rule 12h-3(b)(1)(i)      [ ]

Approximate number of holders of record as of the certification or notice date:
0 (ZERO)

     Pursuant to the requirements of the Securities Exchange Act of 1934 and the provisions of Rule 12g-4(b), Anchor BanCorp Wisconsin Inc. has caused this certification/ notice to be signed on behalf of FCB Financial Corp. by the undersigned duly authorized person.

                                           ANCHOR BANCORP WISCONSIN INC.


DATE:  June 16, 1999                  By:  /s/ Michael W. Helser
       --------------                      -------------------------------------
                                           Michael W. Helser
                                           Treasurer and Chief Financial Officer